Exhibit 3.1

This is a translation into English of the official Dutch version of the articles of association of a public company with limited liability under Dutch law. Definitions included in article 1 below appear in the English alphabetical order but will appear in the Dutch alphabetical order in the official Dutch version. In the event of a conflict between the English and Dutch texts, the Dutch text shall prevail.

ARTICLES OF ASSOCIATION

UNIQURE N.V.

1.	DEFINITIONS.

In the articles of association the following terms shall have the meaning as defined below:

-	Annual Accounts: the annual accounts referred to in section 2:361 DCC;

-	Annual Statement of Accounts: the Annual Accounts and, if applicable, the Annual Report as well as the additional information referred to in section 2:392 DCC;

-	Board: the corporate body of the Company consisting of the Executive Directors of the board in office and the Non-Executive Directors of the board in office;

-	Board Members: the Executive Directors of the Board in office and the Non-Executive Directors of the Board in office;

-	Chief Executive Officer: the Executive Director appointed as chief executive officer as referred to in article 7.3.;

-	Company: the public limited company which organisation is laid down in these articles of association;

-	Executive Director: a Board member appointed as executive director;

-	DCC: the Dutch Civil Code;

-	General Meeting: the corporate body that consists of Shareholders entitled to vote and all other persons entitled to vote / the meeting in which Shareholders and all other persons entitled to attend general meetings assemble;

-	Management Report: the annual report referred to in section 2:391 DCC;

-	Meeting Rights: the right to, either in person or by proxy authorised in writing, attend the General Meeting and to address such meeting;

-	Non-Executive Director: a Board member appointed as non-executive director;

-	Persons entitled to attend General Meetings: Shareholders as well as holders of a right of use and enjoyment (vruchtgebruik) and holders of a right of pledge with Meeting Rights;

-	Persons entitled to vote: Shareholders with voting rights as well as holders of a right of use and enjoyment (vruchtgebruik) and holders of a right of pledge with voting rights;

-	Secretary: the secretary of the Company as referred to in article 7.8.;

-	Share: a share in the share capital of the Company;

-	Shareholder: a holder of a Share;

-	Subsidiary: a subsidiary as referred to in section 2:24a DCC.

2.	NAME. CORPORATE SEAT.

2.1.	The name of the Company is: uniQure N.V.

Its corporate seat is in Amsterdam, the Netherlands, and it may establish branch offices elsewhere.

2.2.	Objects.

The objects of the Company are:

(a)	to research, develop, produce and commercialise products, services and technology in the (bio-)pharmaceutical sphere;

(b)	to incorporate, participate in, conduct the management of and take any other financial interest in other companies and enterprises;

(c)	to render administrative, technical, financial, economic or managerial services to other companies, persons or enterprises;

(d)	to acquire, dispose of manage and exploit real and personal property, including patents, marks, licenses, permits and other intellectual property rights;

(e)	to borrow and/or lend moneys, act as surety or guarantor in any other manner, and bind itself jointly and severally or otherwise in addition to or on behalf of others,

the foregoing, whether or not in collaboration with third parties, and inclusive of the performance and promotion of all activities which directly and indirectly relate to those objects, all this in the broadest sense.

3.	SHARE STRUCTURE.

3.1.	Authorised share capital

3.1.1.	The authorized capital of the Company amounts to five million euro (EUR 5,000,000.00) divided into one hundred million (100,000,000) shares, each with a nominal value of five eurocent (EUR 0.05).

3.1.2.	The Shares shall be in registered form and shall be consecutively numbered from 1 onwards.

3.1.3.	No share certificates shall be issued.

3.2.	Issue of Shares.

3.2.1.	Shares shall be issued pursuant to a resolution of the Board if by resolution of the General Meeting the Board has been authorised for a specific period not exceeding five (5) years to issue Shares. The resolution granting the aforesaid authorisation must determine the number and class of the Shares that may be issued. The authorisation may from time to time be extended for a period not exceeding five (5) years. Unless otherwise stipulated at its grant, the authorisation cannot be withdrawn.

3.2.2.	If and insofar as an authorisation as referred to in article 3.2.1 is not in force, the General Meeting shall have the power, upon the proposal of the Board to resolve to issue Shares.

3.2.3.	Article 3.2.1 and 3.2.2 shall equally apply to a grant of rights to subscribe for Shares, but shall not apply to an issue of Shares to a person who exercises a previously acquired right to subscribe for Shares.

3.2.4.	Save for the provisions of section 2:80 DCC, the issue price may not be below nominal value of the Shares.

3.2.5.	Shares shall be issued by deed in accordance with the provisions of sections 2:86c and 2:96 DCC.

3.3.	Payment for Shares.

3.3.1.	Shares may only be issued against payment in full of the amount at which such Shares are issued and with due observance of the provisions of sections 2:80a and 2:80b DCC.

3.3.2.	Payment must be made in cash, unless an alternative contribution has been agreed. Payment other than in cash is made with due observance of the provisions of section 2:94b DCC.

3.3.3.	Payment in cash may be made in a foreign currency if the Company agrees to this. In that case, the payment obligation shall be fulfilled for the amount up to which the amount paid up can be freely exchanged into euro. This rate of exchange shall be determined by the rate of exchange prevailing on the day of payment or, after application of the provisions of the next sentence, on the day referred to there. The Company may demand payment at the rate of exchange prevailing on a specific day within two (2) months prior to the last day on which payment must have been made, provided that the Shares shall be included on the official list of any stock exchange immediately following the issue.

3.3.4.	The Company may grant loans for the purpose of a subscription for or an acquisition of Shares in its share capital subject to any applicable statutory provisions.

3.3.5.	The Board may perform legal acts as referred to in section 2:94 DCC without the prior approval of the General Meeting.

3.4.	Pre-emptive rights.

3.4.1.	Upon the issue of Shares, each Shareholder shall have a pre-emptive right to acquire such newly issued Shares in proportion to the aggregate amount of his Shares, it being understood that this pre-emptive right shall not apply to:

(a)	any issue of Shares to employees of the Company or employees of a group Company;

(b)	Shares which are issued against payment in kind.

3.4.2.	Pre-emptive rights may be limited or excluded by resolution of the General Meeting upon proposal of the Board. The Board shall have the power to resolve upon the limitation or exclusion of the pre-emptive right, if and to the extent the Board has been designated by the General Meeting. Such designation shall only be valid for a specific period of not more than five (5) years and may from time to time be extended with a period of not more than five (5) years. Unless provided otherwise in the designation, the designation cannot be cancelled.

A resolution of the General Meeting to limit or exclude the pre-emptive rights as well as a resolution to designate the Board as referred to in this article 3.4.2 requires a two thirds majority of the votes cast if less than half the issued share capital is represented at a meeting.

3.4.3.	Without prejudice to section 2:96a DCC, the General Meeting or the Board, as the case may be, shall, when adopting a resolution to issue Shares, determine the manner in which and the period within which such pre-emptive rights may be exercised.

3.4.4.	The Company shall announce the issue with pre-emptive rights and the period within which such rights can be exercised in such manner as shall be prescribed by applicable law and applicable stock exchange regulations, including, but not limited to, an announcement published by electronic means of communication.

3.4.5.	This article 3.4 shall equally apply to a grant of rights to subscribe for Shares, but shall not apply to an issue of Shares to a person who exercises a previously acquired right to subscribe for Shares.

3.5.	Depositary receipts for shares

The Company is not authorised to cooperate in the issue of depositary receipts for Shares.

4.	OWN SHARES. CAPITAL REDUCTION.

4.1.	Acquisition of Shares.

4.1.1.	Subject to authorisation by the General Meeting and with due observance of the applicable relevant statutory provisions, the Board may resolve on the acquisition by the Company of fully paid-up Shares. Such authorisation shall only be valid for a specific period of not more than eighteen (18) months and may from time to time be extended with a period of not more than eighteen (18) months. Acquisition by the Company of non-paid up Shares is null and void.

4.1.2.	The authorisation of the General Meeting as referred to in article 4.1.1 shall not be required if the Company acquires fully paid-up Shares for the purpose of transferring such Shares, by virtue of an applicable employee stock purchase plan, to persons employed by the Company or by a group Company, provided such Shares are quoted on the official list of any stock exchange.

4.2.	Capital reduction.

4.2.1.	With due observance of the statutory requirements the General Meeting may resolve at the proposal of the Board to reduce the issued share capital by (i) reducing the nominal value of Shares by amending the articles of association, or (ii) cancelling:

(a)	Shares in its own share capital which the Company holds itself in the Company’s share capital, or

(b)	all issued Shares against repayment of the amount paid-up on those Shares;

4.2.2.	Partial repayment on Shares pursuant to a resolution to reduce their nominal value will be made proportionally.

5.	TRANSFER.

5.1.	Form of transfer of Shares.

5.1.1.	The transfer of a Share shall require a deed executed for that purpose and, save in the event that the Company itself is a party to the transaction, written acknowledgement by the Company of the transfer. The acknowledgement is to be made either in the transfer deed, or by a dated statement endorsed upon the transfer deed or upon a copy of or extract from that deed certified by a notary (notaris) or bailiff (deurwaarder), or in the manner as referred to in article 5.1.2. Service of notice of the transfer deed or of the aforesaid copy or extract upon the Company shall be the equivalent of acknowledgement as stated in this paragraph.

5.1.2.	The preceding paragraph shall apply mutatis mutandis to the transfer of any limited right to a Share, provided that a pledge may also be created without acknowledgement by or service of notice upon the Company and that section 3:239 DCC applies, in which case acknowledgement by or service of notice upon the Company shall replace the announcement referred to section 3:239, subsection 3 DCC.

6.	REGISTERS. PLEDGE. USE AND ENJOYMENT (vruchtgebruik)

6.1.	Shareholders register.

6.1.1.	With due observance of the applicable statutory provisions in respect of registered shares, a shareholders register shall be kept by or on behalf of the Company, which register shall be regularly updated and, at the discretion of the Board, may, in whole or in part, be kept in more than one copy and at more than one address. Part of the shareholders register may be kept abroad in order to comply with applicable foreign statutory provisions or applicable listing rules.

6.1.2.	Each Shareholder’s name, his address and such further information as required by law or considered appropriate by the Board, shall be recorded in the shareholders register.

6.1.3.	The form and the contents of the shareholders register shall be determined by the Board with due observance of the articles 6.1.1 and 6.1.2.

6.1.4.	Upon his request a Shareholder shall be provided free of charge with written evidence of the contents of the shareholders register with regard to the Shares registered in his name, and the statement so issued may be validly signed on behalf of the Company by a person to be designated for that purpose by the Board.

6.1.5.	The provisions of the articles 6.1.3 and article 6.1.4 shall equally apply to persons who hold a right of use and enjoyment (vruchtgebruik) or a right of pledge on one or more Shares.

6.2.	Joint holding.

If through any cause whatsoever one or more Shares are jointly held by two or more persons, such persons may jointly exercise the rights arising from those Shares, provided that these persons be represented for that purpose by one from their midst or by a third party authorised by them for that purpose by a written power of attorney.

The Board may, whether or not subject to certain conditions, grant an exemption for the provision of the previous sentence.

6.3.	Right of pledge.

6.3.1.	Shares may be encumbered with a pledge as security for a debt.

6.3.2.	If a Share is encumbered with a pledge, the voting right attached to that Share shall vest in the Shareholder, unless at the creation of the pledge the voting right has been granted to the pledgee.

6.3.3.	Shareholders who as a result of a right of pledge do not have voting rights, have Meeting Rights.

6.4.	Right of use and enjoyment (vruchtgebruik).

6.4.1.	Shares may be encumbered with a right of use and enjoyment.

6.4.2.	If a Share is encumbered with a right of use and enjoyment, the voting right attached to that Share shall vest in the Shareholder, unless at the creation of the right of use and enjoyment the voting right has been granted to the holder of the right of use and enjoyment.

6.4.3.	Shareholders who as a result of a right of use and enjoyment do not have voting rights, have Meeting Rights.

7.	BOARD.

7.1.	Board: composition.

7.1.1.	The Company shall be managed by the Board.

7.1.2.	The Board shall consist of one or more Executive Directors and one or more Non-Executive Directors The board shall determine the number of Executive Directors and the number of Non-Executive Directors, provided that the number of Executive Directors shall at all times be less than the number of Non-Executive Directors.

Only natural persons can be Non-Executive Director.

7.2.	Board: appointment, suspension and dismissal.

7.2.1.	The Executive Directors and the Non-Executive Directors shall be appointed as such by the General Meeting at the binding nomination of the Non-Executive Directors.

7.2.2.	If an Executive Director or Non-Executive Director is to be appointed, the Non-Executive Directors shall make a binding nomination of at least the number of persons as prescribed by law.

The General Meeting may at all times overrule the binding nomination by a resolution adopted by at least a two thirds majority of the votes cast, provided such majority represents more than half the issued share capital. If the General Meeting overruled the binding nomination, the Non-Executive Directors shall make a new nomination.

The nomination shall be included in the notice of the General Meeting at which the appointment shall be considered.

If a nomination has not been made or has not been made in due time, this shall be stated in the notice and the General Meeting shall be free to appoint a Board Member at its discretion.

7.2.3.	A resolution to appoint a Board Member that was not nominated by the Non-Executive Directors may only be adopted by at least a two thirds majority of the votes cast, provided such majority represents more than half the issued share capital.

7.2.4.	When a proposal for appointment of a person as Executive Director is made, the following particulars shall be stated: his age and the position he holds or has held, insofar as these are relevant for the performance of the duties of an Executive Director. The proposal must state the reasons on which it is based.

7.2.5.	When a proposal for appointment of a person as Non-Executive Director is made, the following particulars shall be stated: his age, his profession, the number of shares he holds and the positions he holds or has held, insofar as these are relevant for the performance of the duties of a Non-Executive Director. Furthermore, the names of the legal entities of which he is already a non-executive director shall be indicated; if those include legal entities which belong to the same group, reference of that group will be sufficient. The proposal must state the reasons on which it is based.

7.2.6.	Board Members are appointed for a maximum term of four (4) years, provided that, unless a Board Member resigns earlier, his term of appointment shall end at the close of the annual General Meeting to be held in the fourth year after the year of his appointment.

A Board Member may be reappointed with due observance of the preceding sentence. The Board shall draw up a retirement schedule for the Board Members.

7.2.7.	The General Meeting shall at all times be entitled to suspend or dismiss a Board Member. The General Meeting may only adopt a resolution to suspend or dismiss a Board Member by at least a two thirds majority of the votes cast, provided such majority represents more than half the issued share capital.

A second General Meeting as referred to in section 2:120, subsection 3 DCC may not be convened.

The Board shall also at all times be entitled to suspend (but not to dismiss) an Executive Director. Within three (3) months after a suspension of a Board Member has taken effect, the General Meeting or the Board if the Board resolves to suspend the Board Member, will resolve to either terminate or extend the suspension for a maximum period of another three (3) months. The suspended Board Member shall be given the opportunity to account for his actions at that meeting.

7.2.8.	If neither such resolution is adopted or the General Meeting has resolved to dismiss the Board Member, the suspension shall terminate after the period of suspension has expired.

7.2.9.	In the event of the absence or inability to act of one or more Board Members, the powers of the Board remain intact, provided that:

(i)	the Non-Executive Directors shall be authorised to temporarily fill the vacant position for a period up to the first General Meeting or, in case of a Board Member unable to act, up to the moment he is no longer unable to act;

(ii)	in the event of the absence or inability to act of all members of the Board, the Secretary shall temporarily be responsible for the management of the Company until the vacancies have been filled.

In the event of the absence or inability to act of all members of the Board, the Secretary shall as soon as possible take the necessary measures to make a definitive arrangement.

The term prevented from acting means:

(i)	suspension;

(ii)	illness;

(iii)	inaccessibility,

in the events referred to under sub (ii) and (iii) without the possibility of contact between the Board Member concerned and the Company for a period of five (5) days, unless the Board or the Secretary sets a different term in the case at hand.

7.3.	Chief Executive Officer. Chairman of the Board.

7.3.1.	The Board shall appoint an Executive Director as Chief Executive Officer for such period as the Board may decide. In addition, the Board may grant other titles to an Executive Director.

7.3.2.	The Board shall appoint a Non-Executive Director to be chairman of the Board for such period as the board may decide.

7.3.3.	The Board may appoint one or more of the Non-Executive Directors as vice-chairman of the Board for such period as the Board may decide. If the chairman is absent or unwilling to take the chair, a vice-chairman shall be entrusted with such duties of the chairman as the Board may decide.

7.3.4.	If no chairman has been appointed or if the chairman is absent or unwilling to take the chair, a meeting of the Board shall be presided over by a vice-chairman or in the event of his absence or unwillingness to take the chair, by a Board Member or another person present designated for such purpose by the meeting.

7.4.	Board: remuneration.

7.4.1.	The Company must establish a policy in respect of the remuneration of the Board. The remuneration policy is adopted by the General Meeting upon the proposal of the Non-Executive Directors.

The remuneration of the Executive Directors shall be determined by the Non-Executive Directors with due observance of the remuneration policy adopted by the General Meeting. The remuneration of the Non-Executive Directors shall be determined by the Board with due observance of the remuneration policy adopted by the General Meeting.

7.4.2.	A proposal with respect to remuneration schemes in the form of Shares or rights to Shares is submitted by the Non-Executive Directors to the General Meeting for its approval.

This proposal must set out at least the maximum number of Shares or rights to Shares to be granted to members of the Board and the criteria for granting or amendment.

7.5.	Board: meetings.

7.5.1.	Meetings of the Board may be called at any time, either by one or more Board Members or, on his or their instructions, by the Secretary.

7.5.2.	The Secretary may attend the meetings of the Board. The board may decide to permit others to attend a meeting as well.

7.5.3.	Each Board Member will have the right to cast one (1) vote. The Board shall adopt its resolutions by an absolute majority of votes cast. In the event of a tie, the proposal shall be considered rejected.

7.5.4.	A Board Member will not participate in deliberations and the adoption of resolutions in respect of which he has a personal direct or indirect conflict of interest with the company or its enterprise. If all Board Members have a conflict of interest, the resolution concerned will be adopted by the General Meeting.

7.5.5.	The minutes of meetings of the Board shall be kept by the Secretary. The minutes shall be adopted by the Board at the same meeting or at a subsequent meeting.

If the Board has adopted resolutions without holding a meeting, the Secretary shall keep a record of each resolution adopted without holding a meeting. Such record shall be signed by the chairman and the Secretary.

7.6.	Board: powers, division of duties, restrictions.

7.6.1.	The Board shall be entrusted with the management of the Company and shall for such purpose have all the powers within the limits of the law that are not granted by the articles of association to others. The day to day management of the Company shall be entrusted to the Executive Directors. The task to supervise the performance by the Directors of their duties cannot be taken away from the Non-Executive Directors.

7.6.2.	With due observance of the articles of association the Board shall adopt one or more sets of regulations dealing with such matters as its internal organisation, the manner in which decisions are taken, the composition, the duties and organisation of committees as referred to in article 7.6.4. and any other matters concerning the Board, the Chief Executive Officer, the Executive Directors, the Non-Executive Directors and the committees established by the Board.

7.6.3.	The Executive Directors may adopt legally valid resolutions with respect to matters that fall within the scope of their duties referred to in article 7.6.1. and 7.6.2. The Non-Executive Directors may also adopt legally valid resolutions with respect to matters that fall within the scope of their duties referred to in article 7.6.1. and 7.6.2.

7.6.4.	The Board may establish such committees as it may deem necessary which committees may consist of one or more Board Members or of other persons.

7.6.5.	The Executive Directors shall timely provide the Non-Executive Directors with all information required for the exercise of their duties.

7.6.6.	Without prejudice to any other applicable provisions of these articles of association, the Board shall require the approval of the General Meeting for resolutions of the Board regarding a significant change in the identity or nature of the Company or the enterprise, including in any event:

(a)	the transfer of the enterprise or practically the entire enterprise to a third party;

(b)	the entry into or termination of any long-lasting cooperation by the Company or a Subsidiary with any other legal person or company or as a fully liable general partner of a limited partnership or a general partnership, provided that such cooperation or the termination thereof is of significant importance to the Company; and

(c)	the acquisition or disposal of a participating interest in the capital of a Company with a value of at least one-third of the sum of the assets according to the consolidated balance sheet with explanatory notes thereto according to the last adopted Annual Accounts of the Company, by the Company or a Subsidiary.

7.7.	Representation.

7.7.1.	The Board as well as two (2) Executive Directors acting jointly are authorised to represent the Company. In case only one Executive Director is in office, such Executive Director is authorised to represent the Company acting independently

7.7.2.	The Board may grant one or more persons, whether or not employed by the Company, the power to represent the Company (procuratie) or grant the power to represent the Company on a continuing basis in a different manner.

7.8.	Secretary.

7.8.1.	The Board shall appoint a Secretary from outside its members.

7.8.2.	The Secretary shall participate in the meetings of the Board, as well as the meetings of the committees established by the Board, this in conformity with the regulations to be decided upon.

7.8.3.	The Secretary shall further have such powers as are assigned to him by the articles of association and, subject to the articles of association, by the Board on or after his appointment.

7.8.4.	The Secretary may be removed from office at any time by the Board.

7.9.	Indemnification Board Members.

7.9.1.	Unless Dutch law provides otherwise, the following shall be reimbursed to current and former members of the Board:

(a)	the reasonable costs of conducting a defence against claims based on acts or failures to act in the exercise of their duties or any other duties currently or previously performed by them at the Company’s request;

(b)	any damages or fines payable by them as a result of an act or failure to act as referred to under a;

(c)	the reasonable costs of appearing in other legal proceedings in which they are involved as current or former members of the Board, with the exception of proceedings primarily aimed at pursuing a claim on their own behalf.

There shall be no entitlement to reimbursement as referred to above if and to the extent that:

(d)	a Dutch court or, in the event of arbitration, an arbitrator has established in a final and conclusive decision that the act or failure to act of the person concerned can be characterised as wilful (opzettelijk), intentionally reckless (bewust roekeloos) or seriously culpable (ernstig verwijtbaar) conduct, unless Dutch law provides otherwise or this would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness; or

(e)	the costs or financial loss of the person concerned are covered by an insurance and the insurer has paid out the costs or financial loss.

If and to the extent that it has been established by a Dutch court or, in the event of arbitration, an arbitrator in a final and conclusive decision that the person concerned is not entitled to reimbursement as referred to above, he shall immediately repay the amount reimbursed by the Company.

7.9.2.	The Company may take out liability insurance for the benefit of the persons concerned.

7.9.3.	The Board may by agreement give further implementation to the above.

8.	GENERAL MEETINGS.

8.1.	General Meetings.

8.1.1.	General Meetings shall be held in Amsterdam or in the municipality of Haarlemmermeer (Schiphol Airport).

8.1.2.	A General Meeting shall be held once a year, no later than six (6) months after the end of the financial year of the Company.

8.1.3.	The Board shall provide the General Meeting with all requested information, unless this would be contrary to an overriding interest of the Company. If the Board invokes an overriding interest, it must give reasons.

8.2.	Extraordinary General Meetings.

Extraordinary General Meetings shall be convened by the Board or by those who are authorised by law or pursuant to these articles of association to do so.

8.3.	General Meetings: notice and agenda.

8.3.1.	Notice of the General Meeting shall be given by the Board or by those who are authorised by law or pursuant to these articles of association to do so upon a term of at least such number of days prior to the day of the meeting as required by law, in accordance with law and the regulations of the stock exchange where the Shares in the share capital of the Company at the Company’s request are officially listed.

8.3.2.	The Board or the person who is authorised by law or pursuant to these articles of association to convene the meeting may decide that the convocation letter in respect of a person authorised to attend a General Meeting who agrees thereto, is replaced by a legible and reproducible message sent by electronic mail to the address indicated by him to the Company for such purpose.

8.3.3.	The notice shall state the subjects on the agenda or shall inform the persons authorised to attend a General Meeting that they may inspect the agenda at the office of the Company and that copies thereof are obtainable at such places as are specified in the notice.

8.3.4.	The agenda for the annual General Meeting shall in any case include the following items:

(a)	the consideration of Annual Statement of Accounts;

(b)	the adoption of the Annual Accounts;

(c)	the appropriation of profits;

(d)	proposals relating to the composition of the Board, including the filling of any vacancies in the Board;

(e)	the proposals placed on the agenda by the Board together with proposals made by Shareholders in accordance with provisions of the law and the provisions of the articles of association.

8.3.5.	A matter, the consideration of which has been requested in writing by one or more Shareholders, representing solely or jointly at least the percentage prescribed by law of the issued share capital, will be placed on the notice or will be announced in the same manner if the Company has received the request not later than on the date as prescribed by law.

8.3.6.	The Board shall inform the General Meeting by means of a shareholders’ circular or explanatory notes to the agenda of all facts and circumstances relevant to the proposals on the agenda.

8.4.	General Meetings: attendance of meetings.

8.4.1.	The persons who are entitled to attend the General Meeting are persons who:

(i)	are a Shareholder or a person who is otherwise entitled to attend the General Meeting as per a certain date, determined by the Board, such date hereinafter referred to as: the “record date”;

(ii)	are as such registered in a register (or one or more parts thereof) designated thereto by the Board, hereinafter referred to as: the “register”; and

(i)	have given notice in writing to the Company prior to a date set in the notice that they will attend a General Meeting,

regardless of who will be Shareholder at the time of the meeting. The notice will contain the name and the number of Shares the person will represent in the meeting. The provision above under (iii) concerning the notice to the Company also applies to the proxy holder of a person authorised to attend a General Meeting.

8.4.2.	The Board may decide that Persons entitled to attend General Meetings and vote thereat may, within a period prior to the General Meeting to be set by the Board, which period cannot begin prior to the record date as meant in article 8.4.1, cast their votes electronically in a manner to be decided by the Board. Votes cast in accordance with the previous sentence are equal to votes cast at the meeting.

8.4.3.	The Board may decide that the business transacted at a General Meeting can be taken note of by electronic means of communication.

8.4.4.	The Board may decide that each person entitled to attend General Meetings and vote thereat may, either in person or by written proxy, vote at that meeting by electronic means of communication, provided that such person can be identified via the electronic means of communication and furthermore provided that such person can directly take note of the business transacted at the General Meeting concerned. The Board may attach conditions to the use of the electronic means of communication, which conditions shall be announced at the convocation of the General Meeting and shall be posted on the Company’s website.

8.4.5.	Board Members shall have admission to the General Meetings. They shall have an advisory vote at the General Meetings.

8.4.6.	Furthermore, admission shall be given to the persons whose attendance at the General Meeting is approved by the chairman of the meeting.

8.4.7.	All issues concerning the admittance to the General Meeting shall be decided by the chairman of the meeting.

8.5.	General Meetings: order of the meeting, minutes.

8.5.1.	The General Meeting will be chaired by the chairman of the Board or in his absence by one of the other Non-Executive Directors designated by the Board; if none of the Non-Executive Directors is present at the meeting, the meeting will be chaired by one of the Executive Directors designated by the Board. The chairman shall designate the secretary.

8.5.2.	The chairman of the meeting shall determine the order of proceedings at the meeting with due observance of the agenda and he may restrict the allotted speaking time or take other measures to ensure orderly progress of the meeting.

8.5.3.	All issues concerning the proceedings at the meeting, shall be decided by the chairman of the meeting.

8.5.4.	Minutes shall be kept of the business transacted at the meeting unless a notarial record is prepared thereof. Minutes shall be adopted and in evidence of such adoption be signed by the chairman and the secretary of the meeting concerned.

8.5.5.	A certificate signed by the chairman and the secretary of the meeting confirming that the General Meeting has adopted a particular resolution, shall constitute evidence of such resolution vis-à-vis third parties.

8.6.	General Meetings: adoption of resolutions.

8.6.1.	Unless another majority of votes or quorum is required by virtue of the law, all resolutions of the General Meeting shall be adopted by at least a simple majority of the votes cast, in a meeting where more than one-third of the issued share capital is represented.

A second meeting referred to in article 2:120, subsection 3 DCC cannot be convened.

8.6.2.	Each Share confers the right to cast one (1) vote at the General Meeting.

Blank votes and invalid votes shall be regarded as not having been cast.

8.6.3.	No votes may be cast at the General Meeting in respect of Shares which are held by the Company or any of its Subsidiaries.

Holders of a right of use and enjoyment (vruchtgebruik) and pledgees of Shares which belong to the Company or its Subsidiaries shall not be excluded from the right to vote if the right of use and enjoyment or pledge was created before the Shares concerned were held by the Company or a Subsidiary of the Company and at the creation of the right of pledge or the right of use and enjoyment, the voting rights were granted to the pledgee or holder of the right of use and enjoyment.

8.6.4.	The chairman of the General Meeting determines the method of voting.

8.6.5.	The ruling pronounced by the chairman of the General Meeting in respect of the outcome of any vote taken at a General Meeting shall be decisive. The same shall apply to the contents of any resolution passed.

8.6.6.	Any and all disputes with regard to voting for which neither the law nor the articles of association provide shall be decided by the chairman of the General Meeting.

9.	FINANCIAL YEAR. AUDITOR.

9.1.	Financial year; Annual Statement of Accounts.

9.1.1.	The financial year of the Company shall be the calendar year.

9.1.2.	Annually, within the term set by law, the Board shall prepare Annual Accounts.

The Annual Accounts shall be accompanied by the auditor’s statement referred to in article 9.2.1, if the instruction referred to in that article has been given, by the Report of the Board of Directors, unless section 2:391 DCC does not apply to the Company, as well as by the other particulars to be added to those documents by virtue of applicable statutory provisions.

The Annual Accounts shall be signed by all Board Members; if the signature of one or more of them is lacking, this shall be disclosed, stating the reasons therefor.

9.1.3.	The Company shall ensure that the Annual Accounts as prepared, the Report of the Board of Directors (if applicable) and the other particulars referred to in article 9.1.2 shall be made available at the office of the Company as of the date of the notice of the General Meeting at which they are to be discussed.

The Shareholders and other Persons entitled to attend General Meetings may inspect the above documents at the office of the Company and obtain a copy thereof free of charge.

9.2.	Auditor.

9.2.1.	The General Meeting shall instruct a registered accountant or another expert, as referred to in section 2:393, subsection 1 DCC, both hereinafter called: the “auditor”, to audit the Annual Accounts prepared by the Board, in accordance with the provisions of section 2:393, subsection 3 DCC. The auditor shall report on his audit to the Board and shall present the results of his examination regarding the accuracy of the Annual Accounts in an auditor’s statement.

9.2.2.	If the General Meeting fails to give such instructions, then the Board shall be so authorised.

9.2.3.	The instruction given to the auditor may be revoked by the General Meeting and by the corporate body which has given such instruction.

The instruction may only be revoked for good reasons with due observance of section 2:393, subsection 2 DCC.

9.2.4.	The Board may give instructions to the auditor or any other auditor at the expense of the Company.

10.	PROFITS.

10.1.	Profit and loss. Distributions on Shares.

10.1.1.	The Board will keep a share premium reserve and profit reserve for the Shares.

10.1.2.	The Company may make distributions on Shares only to the extent that its shareholders’ equity exceeds the sum of the paid-up and called-up part of the capital and the reserves which must be maintained by law.

10.1.3.	Distributions of profit, meaning the net earnings after taxes shown by the adopted Annual Accounts, shall be made after the adoption of the Annual Accounts from which it appears that they are permitted, without prejudice to any of the other provisions of these articles of association.

10.1.4.	The Board may determine that any amount out of the profit shall be added to the reserves.

10.1.5.	The profit remaining after application of article 10.1.4 shall be at the disposal of the General Meeting, which may resolve to carry it to the reserves or to distribute it among the Shareholders.

10.1.6.	On a proposal of the Board the General Meeting may resolve to distribute to the Shareholders a dividend in the form of Shares in the share capital of the Company.

10.1.7.	Subject to the other provisions of this article 10.1 the General Meeting may, on a proposal made by the Board resolve to make distributions to the Shareholders to the debit of one (1) or several reserves which the Company is not prohibited from distributing by virtue of the law.

10.1.8.	No dividends shall be paid on Shares held by the Company in its own share capital, unless such Shares are encumbered with a right of use and enjoyment (vruchtgebruik) or pledge.

10.2.	Interim distributions.

10.2.1.	The Board may resolve to make interim distributions to the Shareholders if an interim statement of assets and liabilities shows that the requirement of article 10.1.2 has been met.

10.2.2.	The interim statement of assets and liabilities shall relate to the condition of the assets and liabilities on a date no earlier than the first day of the third month preceding the month in which the resolution to distribute is published. It shall be prepared on the basis of generally acceptable valuation methods. The amounts to be reserved under the law and these articles of association shall be included in the statement of assets and liabilities. It shall be signed by the Board Members. If the signature of one or more of them is lacking, this shall be disclosed, stating the reasons therefor.

10.2.3.	Any proposal for distribution of dividend on Shares and any resolution to distribute an interim dividend on Shares shall immediately be published by the Board in accordance with the regulations of the stock exchange where the Shares at the Company’s request are officially listed. The notification shall specify the date when and the place where the dividend shall be payable or - in the case of a proposal for distribution of dividend - is expected to be made payable.

10.2.4.	Dividends shall be payable no later than thirty (30) days after the date they were declared, unless the body declaring the dividend determines a different date.

10.2.5.	Dividends which have not been claimed upon the expiry of five (5) years and one (1) day after the date when they became payable shall be forfeited to the Company and shall be carried to the reserves.

10.2.6.	The Board may determine that distributions on Shares shall be made payable either in euro or in another currency.

11.	AMENDMENT OF THE ARTICLES OF ASSOCIATION, DISSOLUTION OF THE COMPANY.

11.1.	A resolution to amend the articles of association or to dissolve the Company may only be adopted at the proposal of the Board.

11.2.	Liquidation.

11.2.1.	On the dissolution of the Company, the liquidation shall be carried out by the Board, unless otherwise resolved by the General Meeting.

11.2.2.	Pending the liquidation the provisions of these articles of association shall remain in force to the fullest extent possible.

11.2.3.	The surplus assets of the Company remaining after satisfaction of its debts shall, in accordance with the provisions of section 2:23b DCC, be for the benefit of the Shareholders in proportion to the nominal value amount of the Shares held by each of them.

12.	FEDERAL FORUM SELECTION.

Unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for any complaint asserting a cause of action arising under the United States Securities Act of 1933, as amended, to the fullest extent permitted by applicable law, shall be the United States federal district courts.